New
                             England
                           Investment
                         Companies, L.P.



                                                     NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Laurence J. Dwyer   617/578-1686


   New England Investment Companies, L.P. Says MetLife/The New
      England Merger Should Bring Opportunities for Growth

     BOSTON (August 17, 1995) -- The New England announced

yesterday that its board of directors voted to approve an

agreement to merge into Metropolitan Life Insurance Company.

When the merger is consummated, expected early next year, The New

England will transfer ownership of its majority interest in New

England Investment Companies, L.P. (NYSE:  NEW) to MetLife.



     "MetLife has indicated its firm support of the

entrepreneurial environment fostered by New England Investment

Companies," said Peter S. Voss, Chairman and CEO of New England

Investment Companies, L.P.  "As an independent, publicly traded company, we look forward to identifying new opportunities for growing our business for the benefit of all unitholders.  This new association should provide our strong and diverse group of money managers access to the MetLife client base."

     The transfer of The New England's interest could also cause a technical termination and reconstitution of NEIC as a

partnership for federal income tax purposes.  The parties have agreed to cooperate to prevent this from occurring.

Nevertheless, were this to occur, management expects to preserve
                            - more -


to public unitholders the benefits of amortization tax deductions that they would have enjoyed if the termination had not occurred.

Termination, if it occurred, would have no effect on NEIC's

continuing status as a master limited partnership.

     New England Investment Companies is a limited partnership

with more than $68 billion in assets under management made up of twelve subsidiaries, divisions and affiliates offering a wide array of investment styles and products to institutional and individual clients.  Its business units include Back Bay

Advisors; Copley Real Estate Advisors; Draycott Partners;

Graystone Partners; Loomis, Sayles & Co.; Marlborough Capital

Advisors; New England Funds; New England Investment Associates;

Reich & Tang Capital Management; Reich & Tang Mutual Funds Group;

Westpeak Investment Advisors; and New England Investment

Companies' affiliate, Capital Growth Management.



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